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Rider attached to and forming a part of Policy issued by MONY Life Insurance
Company of America

Unless shown in the Rider Schedule below, the effective date of this Rider is the Date of Issue of the Policy. If any provision in this Rider is inconsistent with any provision of the Policy, the Rider provision controls the Rider.

RIDER SCHEDULE (to be completed ONLY if Rider is attached after the Date of Issue of the Policy)

This Rider is issued in consideration of the application and payment of any minimum premiums. A copy of the application is attached to the Rider.

Policy No.:
Insured:
Age:
Initial Amount of Term
Insurance:
Rider Expiry Date:
Date of Issue of this Rider:

                      ADDITIONAL TERM LIFE INSURANCE RIDER

The Benefit

What is the benefit of this Rider?

We will pay the Amount of Term Insurance in force under this Rider to the beneficiary of this Rider at the Insured's death, in addition to any other amounts payable by reason of the Insured's death. Payment is subject to receipt at our Administrative Office of due proof that the Insured's death occurred:

(a)  on or before the Rider Expiry Date;

(b)  while this Rider is in force; and

(c) while no monthly deduction for the Policy is in default beyond its grace period.

Payment is subject to all the provision and limitations of this Rider and the Policy to which it is attached.

What is the Amount of Term Insurance in force under this Rider?

The "Amount of Term Insurance in force", under this Rider is the Initial Amount of term insurance, shown in Section 1 of the Policy or in the Rider Schedule, adjusted for any increases or decreases in that Amount.

How does this additional term insurance affect the death benefit under the Policy while this Rider is in Force?

If Death Benefit Option 1 is in effect on the date of the Insured's death, the Death Benefit is the greater of:

(a) the Specified Amount plus the Amount of Term insurance in Force on the date of death; and

(b) the Fund Value on the date of death multiplied by the applicable percentage.

If Death Benefit Option 2 is in effect on the date of the Insured's death, the Death Benefit is the greater of:

(a) the Specified Amount plus the Amount of Term Insurance in Force on the date of death, plus the Fund Value on the date of death; and

(b) the Fund Value on the date of death multiplied by the applicable percentage.

The applicable percentage of the Fund Value used to determine the Death Benefit payable is shown in the Policy (See Death Proceeds - Death Benefit Option
Section 6).

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What is the Rider Expiry Date?

The Rider Expiry Date is the date this Rider ends and is as shown on Policy Page 3 or in the Rider Schedule.

Optional Rider Changes

What changes can I make to the Rider and when can I make them?

You can request an increase or decrease to the Amount of Term Insurance in force by writing to us at our Administrative Office. These changes may be requested at any time. We will issue an endorsement to reflect any such change.

How do I request an increase?

You must submit a supplemental application and provide evidence satisfactory to us that the Insured is insurable.

When will an increase take effect?

Any increase will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we approve it. We will provide guaranteed monthly rates for the increase.

Are there any rules or limitations regarding a request for an increase in the Amount of Term Insurance?

Yes. The rules and limitations for a requested increase in the Amount of Term Insurance are:

(1) The request can not be made after the policy anniversary on which the Insured attains the maximum age we then allow for increases;

(2) Monthly deductions are not being waived under the terms of a Waiver of Monthly Deduction Benefit rider.

(3) Specified Premiums are not being waived under the terms of a Waiver of Specified Premiums Benefit rider.

When will a requested decrease take effect?

Any decrease in the Amount of Term Insurance in force will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we receive the request for it.

How does this additional term insurance affect how a decrease is applied?

The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Policy Specified Amount or Amount of term insurance;

(b) next, to reduce the next most recent increases in Policy Specified Amount or Amount of Term Insurance, successively;

(c)  next, to reduce the Initial Amount of Term Insurance under this Rider;

(d)  finally to reduce the Initial Specified Amount under the Policy.

Does an increase in Specified Amount under the Policy affect the Amount of Term Insurance in force under this Rider?

No.

Rider Cost

When is the monthly cost of this Rider deducted and what is it based on?

The monthly cost of this Rider is deducted from the Fund Value on each Monthly Anniversary Day. It is based on:

(a) the Insured's gender, age on the issue date of this Rider or on the effective date of any increase, class of risk on that date, number of years since the issue date of this Rider or the effective date of any increase and the total Specified Amount plus Amount of Term Insurance in force under this Rider,

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(b) the rates that apply to the Amount of Term Insurance in force.

The rates for this Rider are as shown in Section 2 of the Policy or in a supplement to this Rider.

How is the Rider cost of insurance determined when this Rider is attached to the Policy?

The cost of insurance for this Rider and the Policy to which it is attached is determined on a monthly basis on the Monthly Anniversary Day. It is determined separately for each of the following, in the order shown:

(a)  the Initial Specified Amount; and

(b)  the Initial Amount of Term Insurance

(c) each increase in Specified Amount and/or term insurance, successively, in the order in which it took effect; and

(d) either (i) or (ii) below, depending upon the Death Benefit Option in effect on the Monthly Anniversary Day:

     (i) if Death Benefit Option 1 is in effect, any excess between the Death Benefit payable on that Day and the Specified Amount plus the Amount of this term insurance then in force;

     (ii) if Death Benefit Option 2 is in effect, any excess between the Death Benefit payable on that Day less the Fund Value on that Day, and the Specified Amount less the Amount of this term insurance then in force.

The cost of insurance on a Monthly Anniversary Day for each of (a), (b), (c),
(d)(i) and (d)(ii) above is calculated by multiplying its insurance rate by its Amount At Risk divided by 1,000. The insurance rate that applies to (d)(i) and
(d)(ii) is the same as the rate that applies to the most recent increase in Specified Amount or Amount of Term Insurance. (If there has been no increase, the rate for the Initial Specified Amount and Initial Amount of Term Insurance applies.)

What is the "Amount At Risk"?

If Death Benefit Option 1 is in effect, the "Amount At Risk" on the Monthly Anniversary Day is the difference between (1) and (2), where: (1) is the Death Benefit that would have been payable in the event of the death of the Insured on that Day divided by 1.003675; and (2) is the Fund Value on that Day before any monthly deduction made on that Day. The Policy's Fund Value on the Monthly Anniversary Day is applied in the order shown to (a), (b) (c) and, if applicable, (d)(i) above, to determine the Amount At Risk for each. If the Fund Value when so applied equals or exceeds the Initial Specified Amount plus Initial Amount of Term Insurance divided by 1.003675, there is no Amount At Risk for that Initial Specified Amount and Initial Amount of Term Insurance and no cost of insurance for it. If the Fund Value when so applied equals or exceeds the Initial Specified Amount and Initial Amount of Term Insurance plus any increase in Specified Amount and/or Amount of Term Insurance divided by 1.003675, there is no Amount at Risk for that increase and no cost of insurance for it.

If Death Benefit Option 2 is in effect, the "Amount At Risk" on the Monthly Anniversary Day is the Specified Amount plus Amount of Term Insurance in Force plus the amount described in (d)(ii) above, if applicable.

What are the rates for the Amount of Term Insurance in force?

The rates for the Amount of Term Insurance in force are the term insurance rates, plus the rates attributable to any Waiver of Monthly Deduction Benefit if that benefit applies to the term insurance in force under this Rider.

What does "Class of Risk" mean?

"Class of Risk" for the Initial Amount of Term Insurance is the class of risk to which the Insured belonged on the Date of Issue of this Rider.

"Class of Risk" for any increase in the Amount of Term Insurance in force is the class of risk to which the Insured belonged on the Monthly Anniversary Day the increase took effect.

"Class of Risk" for any Waiver of Monthly Deduction Benefit rates that apply to the Initial Amount of Term Insurance is the class of risk to which the Insured belonged on the Date of Issue of this Rider.

"Class of Risk" for any Waiver of Monthly Deduction Benefit rates that apply to any increase in the Amount of Term Insurance in force is the class of risk to which the Insured belonged on the Monthly Anniversary Day the increase took effect.

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When are term insurance rates reviewed and on what basis are any changes in term insurance rates made?

Term insurance rates for the Amount of Term Insurance in force will be determined by us from time to time, based on our expectations as to future: (a) mortality; (b) investment earnings; (c) expenses; and (d) persistency. Any change in term insurance rates will be on a uniform basis for Insureds of the same age, gender and class of risk. But, we guarantee that the term insurance rates for the Initial Amount of Term Insurance under this Rider will never be more than the term insurance rates included in the Policy at issue or included in a supplement to this Rider. And, the term insurance rates for any increase in the Amount of Term Insurance in force will never be more than the guaranteed term insurance rates provided by us at the time the increase takes effect.

When will monthly deductions not be made?

Monthly deductions will not be made for this Rider after it ends.

Rights of Owner

Who is the Owner of this Rider and what rights does the Owner have?

While the Insured under the Policy is living, all rights under this Rider belong to the Owner of the Policy. These rights include the right to change the beneficiary and to assign. Also included, unless otherwise provided in the application for this Rider or by endorsement, are all other rights, benefits, options, and privileges which are given by this Policy or allowed by us.

Beneficiary

Is the Beneficiary of the Policy death proceeds the same as the Beneficiary of the Rider death proceeds?

Yes, the Beneficiary of the Policy's death proceeds is the same as the Beneficiary of this Rider's death proceeds, unless otherwise provided in the application for this Rider or by endorsement.

General Provisions

Can this Rider be contested?

Despite anything in the Policy to the contrary, this Rider will be incontestable as to statements made in the application for it, after it has been in force during the lifetime of the Insured, for 2 years from its Date of Issue. But, any increase in the Amount of Term Insurance in force will be incontestable only after that increase has been in force during the lifetime of the Insured for 2 years from the date it took effect.

What is paid upon suicide of the Insured?

Despite anything in the Policy to the contrary, if the Insured commits suicide within 2 years of the Date of Issue of this Rider, the amount payable by us will be limited to the cost of the Rider. But, in the case of an increase in the Amount of Term Insurance in force, if the Insured commits suicide within 2 years of the effective date of the increase, the amount payable by us with respect to that increase will be limited to its cost.

What if the age or gender of the Insured has been misstated?

If the age, date of birth or gender, if applicable, of the Insured has been misstated, any amount payable by us at any time under this Rider will be that which the monthly cost of this Rider deducted from the Policy's Fund Value would have purchased for the correct age and gender. The end of the term of the insurance on the Insured will be based on the correct age or gender.

Will reinstatement of the Policy include reinstatement of this Rider?

Despite anything in the Policy to the contrary, reinstatement of the Policy will include reinstatement of this Rider, provided reinstatement occurs on or before the Rider Expiry Date. But, we will need evidence satisfactory to us of the insurability of the Insured at the time of reinstatement.

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What effect does an Assignment of the Policy have on this Rider?

The interest of any beneficiary, or other person, under this Rider will be subordinate to any assignment of the Policy whenever made. The assignee will receive any sum payable to the extent of his or her interest.

How are the proceeds paid under this Rider?

Any death proceeds payable under this Rider will be paid in a single sum unless a Settlement Option is chosen for these proceeds under the Settlement Option provisions of the Policy. A settlement option must be chosen within 1 month after the proceeds become payable.

Rider Termination

When will this Rider end?

This Rider will end on the earliest of:

(a) the Monthly Anniversary Day that falls on, or next follows, the date we receive at our Administrative Office, written request to end it;

(b)  the date this Policy goes out of force;

(c)  on the death of the Insured; and

(d)  in any event on the Rider Expiry Date.

What does it mean when the Rider ends?

On and after its end, this Rider will have no force.

Attached on its Date of Issue.


/s/ David S. Waldman

DAVID S. WALDMAN, Secretary